Supplemental term sheet† To prospectus dated November 21, 2008, prospectus supplement dated November 21, 2008 and product supplement no. 34-A-I dated November 21, 2008	Term Sheet to Product Supplement No. 34-A-I Registration Statement No. 333-155535 Dated July 1, 2009; Rule 433

Structured Investments	JPMorgan Chase & Co. $ Reverse Exchangeable Notes due July 15, 2010 Linked to the Common Stock of a Single Reference Stock Issuer

General

  This supplemental term sheet relates to one (1) note offering. The notes are linked to one, and only one, Reference Stock.
  The notes are designed for investors who seek an interest rate that is higher than the current dividend yield on the Reference Stock or the yield on a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating. Investors should be willing to forgo the potential to participate in the appreciation of the Reference Stock, be willing to accept the risks of owning the common stock of the Reference Stock issuer, and be willing to lose some or all of their principal at maturity.
  Investing in the notes is not equivalent to investing in the shares of the Reference Stock issuer.
  The notes will pay interest monthly at the fixed rate specified below. However, the notes do not guarantee any return of principal at maturity. Instead, the payment at maturity will be based on the Final Share Price of the Reference Stock and whether the closing price of the Reference Stock has declined from the Initial Share Price by more than the Protection Amount during the Monitoring Period, as described below.
  Payment at maturity for each $1,000 principal amount note will be either a cash payment of $1,000 or delivery of shares of the Reference Stock (or, at our election, the Cash Value thereof), in each case, together with any accrued and unpaid interest, as described below.
  Minimum denominations of $1,000 and integral multiples thereof.

Key Terms

Payment at Maturity:

The payment at maturity, in excess of any accrued and unpaid interest, is based on the performance of the Reference Stock. You will receive $1,000 for each $1,000 principal amount note, plus any accrued and unpaid interest at maturity, unless:

(1) the Final Share Price is less than the Initial Share Price; and
(2) on any day during the Monitoring Period, the closing price of the Reference Stock has declined, as compared to the Initial Share Price, by more than the Protection Amount.
If the conditions described in both (1) and (2) are satisfied, at maturity you will receive, in addition to any accrued and unpaid interest, instead of the principal amount of your notes, the number of shares of the Reference Stock equal to the Physical Delivery Amount (or, at our election, the Cash Value thereof). Fractional shares will be paid in cash. The market value of the Physical Delivery Amount or the Cash Value thereof will most likely be substantially less than the principal amount of your notes, and may be zero.
Pricing Date:	On or about July 10, 2009
Settlement Date:	On or about July 15, 2009
Observation Date:	July 12, 2010*
Maturity Date:	July 15, 2010*
Interest Payment Dates:

Interest on the notes will be payable monthly in arrears on the 15th calendar day of each month (each such date, an “Interest Payment Date”), commencing August 15, 2009, to and including the Maturity Date. See “Selected Purchase Considerations — Monthly Interest Payments” in this term sheet for more information.

Monitoring Period:	The period from the Pricing Date to and including the Observation Date.
Physical Delivery Amount:	The number of shares of the Reference Stock, per $1,000 principal amount note, equal to $1,000 divided by the Initial Share Price, subject to adjustments.
Cash Value:	The amount in cash equal to the product of (1) $1,000 divided by the Initial Share Price of the Reference Stock and (2) the Final Share Price of the Reference Stock, subject to adjustments.
Initial Share Price:

The closing price of the Reference Stock on the Pricing Date. The Initial Share Price is subject to adjustments in certain circumstances. See “Description of Notes — Payment at Maturity” and “General Terms of Notes — Anti-dilution Adjustments” in the accompanying product supplement no. 34-A-I for further information about these adjustments.

Final Share Price:	The closing price of the Reference Stock on the Observation Date.
									Approximate Tax Allocation of Monthly Coupon††
	Page Number	Ticker Symbol	Principal Amount	Interest Rate	Protection Amount	Initial Share Price	CUSIP	Approximate Monthly Coupon	Interest on Deposit	Put Premium
Bank of America Corporation	TS-3	BAC		13.00% per annum	50.00% of the Initial Share Price		48123L2V5	$10.83	11.92%	88.08%
*	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 34-A-I.

†	This supplemental term sheet supplements the term sheet dated June 30, 2009 to product supplement no. 34-A-I but does not supersede the term sheet.

††

Based on one reasonable treatment of the notes, as described herein under “Selected Purchase Considerations — Tax Treatment as a Unit Comprising a Put Option and a Deposit” and in the accompanying product supplement no. 34-A-I under “Certain U.S. Federal Income Tax Consequences” on page PS-29. The allocations presented herein were determined as of June 29, 2009; the actual allocations will be determined as of the Pricing Date and may differ.

Investing in the Reverse Exchangeable Notes involves a number of risks. See “Risk Factors” beginning on page PS-6 of the accompanying product supplement no. 34-A-I and “Selected Risk Considerations” beginning on page TS-2 of this supplemental term sheet.

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this supplemental term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 34-A-I and this supplemental term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this supplemental term sheet or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Fees and Commissions (2)	Proceeds to Us

Per note	$	$	$

Total	$	$	$

(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates.

(2)

In no event will the fees and commissions received by J.P. Morgan Securities Inc., which we refer to as JPMSI, which include concessions to be allowed to other dealers (including affiliates), exceed $60.00 per $1,000 principal amount note. For more detailed information about fees, commissions and concessions, please see “Supplemental Plan of Distribution Information” on the last page of this supplemental term sheet.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank. The notes are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

July 1, 2009

Additional Terms Specific to the Notes

This supplemental term sheet relates to one (1) note offering. The purchaser of a note will acquire a security linked to the Reference Stock. We reserve the right to withdraw, cancel or modify the offering and to reject orders in whole or in part. While this note offering relates to only the Reference Stock identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to that Reference Stock or as to the suitability of an investment in the notes.

You should read this supplemental term sheet together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 34-A-I dated November 21, 2008. This supplemental term sheet, together with the documents listed below, contains the terms of the notes and, except as set forth in the next sentence, supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. This supplemental term sheet supplements the term sheet dated June 30, 2009 to product supplement no. 34-A-I but does not supersede the term sheet. You may rely on the information contained in this term sheet or the term sheet dated June 30, 2009 and in the documents listed below in making your decision to invest in the notes. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 34-A-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. 34-A-I dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000119312508241305/d424b21.pdf

  Prospectus supplement dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

  Prospectus dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this supplemental term sheet, the “Company,” “we,” “us” or “our” refers to JPMorgan Chase & Co.

Selected Purchase Considerations

  THE NOTES OFFER A HIGHER INTEREST RATE THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US OR AN ISSUER WITH A COMPARABLE CREDIT RATING — The notes will pay interest at the Interest Rate indicated on the cover of this supplemental term sheet. We believe that the Interest Rate is higher than the yield received on debt securities of comparable maturity issued by us or an issuer with a comparable credit rating. Because the notes are our senior unsecured obligations, any interest payment or any payment at maturity is subject to our ability to pay our obligations as they become due.
  MONTHLY INTEREST PAYMENTS — The notes offer monthly interest payments at the applicable Interest Rate set forth on the cover of this term sheet. Interest will be payable monthly in arrears on the 15th calendar day of each month (each such date, an “Interest Payment Date”), commencing August 15, 2009, to and including the Maturity Date, to the holders of record at the close of business on the date 15 calendar days prior to the applicable Interest Payment Date. If an Interest Payment Date is not a business day, payment will be made on the next business day immediately following such day, but no additional interest will accrue as a result of the delayed payment. For example, the monthly interest payment due in August 2009 shall be payable on August 17, 2009.
  THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL — Your return of principal at maturity is protected if the Final Share Price does not decline from the Initial Share Price or the closing price of the Reference Stock does not decline, as compared to the Initial Share Price, by more than the Protection Amount on any day during the Monitoring Period. However, if the Final Share Price declines from the Initial Share Price and the closing price of the Reference Stock on any day during the Monitoring Period has declined by more than the Protection Amount, you could lose the entire principal amount of your notes.
  TAX TREATMENT AS A UNIT COMPRISING A PUT OPTION AND A DEPOSIT — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 34-A-I. We and you agree (in the absence of an administrative determination or judicial ruling to the contrary) to treat the notes as units comprising a Put Option and a Deposit for U.S. federal income tax purposes. We will determine the portion of each coupon payment that we will allocate to interest on the Deposit and to Put Premium, respectively, and will provide that allocation in the pricing supplement for the notes. If the notes had priced on June 29, 2009, of each coupon payment, we would have treated the percentages specified on the cover of this supplemental term sheet as interest on the Deposit and as Put Premium, respectively. The actual allocation that we will determine for the notes may differ from this hypothetical allocation, and will depend upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities on the Pricing Date. Assuming this characterization is respected, amounts treated as interest on the Deposit will be taxed as ordinary income while the Put Premium will not be taken into account prior to maturity or sale. However, there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, on December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice. Purchasers who are not initial purchasers of notes at the issue price should also consult their tax advisers with respect to the tax consequences of an investment in the notes, including possible alternative characterizations, as well as the allocation of the purchase price of the notes between the Deposit and the Put Option.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Stock. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 34-A-I dated November 21, 2008.

  YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The payment at maturity will be based on the Final Share Price and whether the closing price of the Reference Stock has declined from the Initial Share Price by more than the Protection Amount on any day during the Monitoring Period. Under certain circumstances, you will receive at maturity a predetermined number of shares of

JPMorgan Structured Investments — Reverse Exchangeable Notes Linked to the Common Stock of a Single Reference Stock Issuer	TS-1

  the Reference Stock (or, at our election, the Cash Value thereof). The market value of those shares of the Reference Stock or the Cash Value thereof will most likely be less than the principal amount of each note and may be zero. Accordingly, you could lose up to the entire principal amount of your notes.
  YOUR PROTECTION MAY TERMINATE ON ANY DAY DURING THE TERM OF THE NOTES — If, on any day during the Monitoring Period, the closing price of the Reference Stock declines below the Initial Share Price minus the Protection Amount, you will at maturity be fully exposed to any depreciation in the Reference Stock. We refer to this feature as a contingent buffer. Under these circumstances, and if the Final Share Price is less than the Initial Share Price, you will receive at maturity a predetermined number of shares of the Reference Stock (or, at our election, the Cash Value thereof) and, consequently, you will lose 1% of the principal amount of your investment for every 1% decline in the Final Share Price compared to the Initial Share Price. You will be subject to this potential loss of principal even if the price of the Reference Stock subsequently recovers such that the Final Share Price is above the Initial Share Price minus the Protection Amount. If these notes had a non-contingent buffer feature, under the same scenario, you would have received the full principal amount of your notes plus accrued and unpaid interest at maturity. As a result, your investment in the notes may not perform as well as an investment in a security with a return that includes a non-contingent buffer.
  CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes at maturity, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.
  CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in this supplemental term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes. As a result, and as a general matter, the price, if any, at which JPMSI will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those referred to under “Many Economic and Market Factors Will Impact the Value of the Notes” below.
  The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
  YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED INTEREST REGARDLESS OF ANY APPRECIATION IN THE VALUE OF THE REFERENCE STOCK — Unless (i) the Final Share Price is less than the Initial Share Price and (ii) on any day during the Monitoring Period, the closing price of the Reference Stock has declined, as compared to the Initial Share Price, by more than the Protection Amount, for each $1,000 principal amount note, you will receive $1,000 at maturity plus any accrued and unpaid interest, regardless of any appreciation in the value of the Reference Stock, which may be significant. Accordingly, the return on the notes may be significantly less than the return on a direct investment in the Reference Stock during the term of the notes.
  NO OWNERSHIP RIGHTS IN THE REFERENCE STOCK — As a holder of the notes, you will not have any ownership interest or rights in the Reference Stock, such as voting rights or dividend payments. In addition, the Reference Stock issuer will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Reference Stock and the notes.
  NO AFFILIATION WITH THE REFERENCE STOCK ISSUER — We are not affiliated with the issuer of the Reference Stock. We assume no responsibility for the adequacy of the information about the Reference Stock issuer contained in this supplemental term sheet or in product supplement no. 34-A-I. You should make your own investigation into the Reference Stock and its issuer. We are not responsible for the Reference Stock issuer’s public disclosure of information, whether contained in SEC filings or otherwise.
  CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in this supplemental term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. As a result, and as a general matter, the price, if any, at which JPMSI will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those referred to under “Many Economic and Market Factors Will Impact the Value of the Notes” below.
  The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
  LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMSI intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMSI is willing to buy the notes.
  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock issuer, including extending loans to, or making equity investments in, the Reference Stock issuer or providing advisory services to the Reference Stock issuer. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock issuer and these reports may or may not recommend that investors buy or hold the Reference Stock. As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Stock issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.
  HEDGING AND TRADING IN THE REFERENCE STOCK — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the Reference Stock or instruments related to the Reference Stock. We or our affiliates may also trade in the Reference Stock or instruments related to the Reference Stock from time to time. Any of these hedging or trading activities as of the Pricing Date and during the term of the notes could adversely affect our payment to you at maturity.
  MANY ECONOMIC AND MARKET FACTORS WILL INFLUENCE THE VALUE OF THE NOTES — In addition to the value of the Reference Stock and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in product supplement no. 34-A-I.

JPMorgan Structured Investments — Reverse Exchangeable Notes Linked to the Common Stock of a Single Reference Stock Issuer	TS-2

The Reference Stock

Public Information

All information contained herein on the Reference Stock and on the Reference Stock issuer is derived from publicly available sources and is provided for informational purposes only. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete. See “The Reference Stock” beginning on page PS-16 of the accompanying product supplement no. 34-A-I for more information.

Bank of America Corporation (“Bank of America”)

According to its publicly available filings with the SEC, Bank of America provides a diversified range of banking and non-banking financial services and products domestically and internationally. The common stock of Bank of America, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Bank of America in the accompanying product supplement no. 34-A-I. Bank of America’s SEC file number is 001-06523.

Historical Information of the Common Stock of Bank of America

The following graph sets forth the historical performance of the common stock of Bank of America based on the weekly closing price (in U.S. dollars) of the common stock of Bank of America from January 2, 2004 through June 26, 2009. The closing price of the common stock of Bank of America on June 29, 2009 was $13.19. We obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Since its inception, the price of the common stock of Bank of America has experienced significant fluctuations. The historical performance of the common stock of Bank of America should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of Bank of America during the term of the notes. We cannot give you assurance that the performance of the common stock of Bank of America will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Bank of America will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Bank of America.

JPMorgan Structured Investments — Reverse Exchangeable Notes Linked to the Common Stock of a Single Reference Stock Issuer	TS-3

Examples of Hypothetical Payment at Maturity for a $1,000 Investment in the Notes Linked to the Common Stock of Bank of America

The following table illustrates hypothetical payments at maturity on a $1,000 investment in the notes linked to the common stock of Bank of America, based on a range of hypothetical Final Share Prices of the Reference Stock and assuming that the closing price of the Reference Stock declines in the manner set forth in the columns titled “Hypothetical lowest closing price during the Monitoring Period” and “Hypothetical lowest closing price expressed as a percentage of Initial Share Price during the Monitoring Period.” The numbers appearing in the following table and examples have been rounded for ease of analysis. For this table of hypothetical payments at maturity, we have also assumed the following:

the Initial Share Price:	$13.20	the Protection Amount (in U.S. dollars):	$6.60
the Interest Rate:	13.00% per annum	the Protection Amount:	50.00%

Hypothetical lowest closing price during the Monitoring Period	Hypothetical lowest closing price during the Monitoring Period expressed as a percentage of Initial Share Price	Hypothetical Final Share Price	Hypothetical Final Share Price expressed as a percentage of Initial Share Price	Payment at Maturity	Total Value of Payment Received at Maturity**

$13.20	100%	$26.40	200%	$1,000.00	$1,000.00

$5.28	40%	$13.86	105%	$1,000.00	$1,000.00

$13.20	100%	$13.20	100%	$1,000.00	$1,000.00

$6.60	50%	$6.60	50%	$1,000.00	$1,000.00

$5.28	40%	$12.54	95%	75 shares of the Reference Stock or the Cash Value thereof	$950.00

$5.28	40%	$5.28	40%	75 shares of the Reference Stock or the Cash Value thereof	$400.00

$3.30	25%	$3.30	25%	75 shares of the Reference Stock or the Cash Value thereof	$250.00

$0.00	0%	$0.00	0%	75 shares of the Reference Stock or the Cash Value thereof	$0.00

**

Note that you will receive at maturity any accrued and unpaid interest in cash, in addition to either shares of the Reference Stock (or, at our election, the Cash Value thereof) or the principal amount of your note in cash. Also note that if you receive the Physical Delivery Amount, the total value of payment received at maturity shown in the table above includes the value of any fractional shares, which will be paid in cash.

The following examples illustrate how the total value of payments received at maturity set forth in the table above are calculated.

Example 1: The lowest closing price of the Reference Stock during the Monitoring Period was $5.28 but the Final Share Price is $13.86. Because the Final Share Price of $13.86 is greater than the Initial Share Price of $13.20, you will receive a payment at maturity of $1,000 per $1,000 principal amount note.

Example 2: The lowest closing price of the Reference Stock during the Monitoring Period was $5.28 and the Final Share Price is $12.54. Because the Final Share Price of $12.54 is less than the Initial Share Price of $13.20 and the closing price of the Reference Stock declined by more than the Protection Amount on at least one day during the Monitoring Period, you will receive the Physical Delivery Amount, or at our election, the Cash Value thereof, at maturity. Because the Final Share Price of the Reference Stock is $12.54, the total value of your final payment at maturity, whether in cash or shares of the Reference Stock, is $950.00.

Example 3: The closing price of the Reference Stock does not decline, as compared with the Initial Share Price, by more than the Protection Amount on any day during the Monitoring Period prior to the Observation Date. However, the closing price of the Reference Stock on the Observation Date is $5.28, a decline of more than the Protection Amount. Because the Final Share Price of $5.28 is less than the Initial Share Price of $13.20 and the Final Share Price has declined by more than the Protection Amount, you will receive the Physical Delivery Amount, or at our election, the Cash Value thereof, at maturity. Because the Final Share Price of the Reference Stock is $5.28, the total value of your final payment at maturity, whether in cash or shares of the Reference Stock, is $400.00.

Example 4: The Final Share Price of $6.60 is less than the Initial Share Price of $13.20 but does not decline by more than the Protection Amount and the closing price of the Reference Stock does not decline by more than the Protection Amount on any day during the Monitoring Period. Because the closing price of the Reference Stock has not declined by more than the Protection Amount, you will receive a payment at maturity of $1,000 per $1,000 principal amount note, even though the Final Share Price of $6.60 is less than the Initial Share Price of $13.20.

Regardless of the performance of the Reference Stock or the payment you receive at maturity, you will receive interest payments, for each $1,000 principal amount note, in the aggregate amount of approximately $130.00 over the term of the notes. If we had priced the notes on June 29, 2009, you would have received 75 shares of the Reference Stock or, at our election, the Cash Value thereof, at maturity, provided the Final Share Price declined from the Initial Share Price and the closing price of the Reference Stock declined by more than the Protection Amount from the Initial Share Price on at least one day during the Monitoring Period. The actual number of shares of the Reference Stock, or the Cash Value thereof, you may receive at maturity and the actual Protection Amount applicable to your notes may be more or less than the amounts displayed in this hypothetical and will depend in part on the closing price of the Reference Stock on the Pricing Date.

JPMorgan Structured Investments — Reverse Exchangeable Notes Linked to the Common Stock of a Single Reference Stock Issuer	TS-4

Supplemental Plan of Distribution Information

If the notes linked to the common stock of Bank of America priced on June 30, 2009, JPMSI, acting as agent for JPMorgan Chase & Co., would receive a commission of approximately $55.50 per $1,000 principal amount note and would use a portion of that commission to allow selling concessions to other dealers of approximately $37.75 per $1,000 principal amount note. This commission will include the projected profits that our affiliates expect to realize in consideration for assuming risks inherent in hedging our obligations under the notes. The concessions of approximately $37.75 include concessions to be allowed to selling dealers and concessions to be allowed to any arranging dealer. The actual commission received by JPMSI may be more or less than $55.50 and will depend on market conditions on the Pricing Date. In no event will the commission received by JPMSI exceed $60.00 per $1,000 principal amount note.

The total aggregate principal amount of the notes being offered by this supplemental term sheet may not be purchased by investors in this offering. Under these circumstances, JPMSI will retain the unsold portion of the offering and has agreed to hold the notes for investment for a period of at least 30 days. The unsold portion of the notes will not exceed 15% of the aggregate principal amount of the notes. Any unsold portion may affect the supply of notes available for secondary trading and, therefore, could adversely affect the price of the notes in the secondary market. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests.

See “Plan of Distribution” beginning on page PS-35 of the accompanying product supplement no. 34-A-I.

JPMorgan Structured Investments — Reverse Exchangeable Notes Linked to the Common Stock of a Single Reference Stock Issuer	TS-5